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                                                                    EXHIBIT 3.06

                              TALARIAN CORPORATION
                          CERTIFICATE OF DESIGNATION OF
                                 PREFERRED STOCK


    RESOLVED, that the Company hereby designates and creates separate series of the authorized Preferred Stock, designated Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock as follows:

    A. Of the thirteen million eight hundred eighty-two thousand five hundred ninety-eight (13,882,598) shares of Preferred Stock, par value $0.001, authorized to be issued by the Company, two million, one hundred fourteen thousand, three hundred twenty (2,114,320) shares are hereby designated "Series A Preferred Stock"; one million four hundred twenty-two thousand two hundred twenty-three (1,422,223) shares are hereby designated "Series B Preferred Stock"; three million seven hundred seventy-five thousand (3,775,000) shares are hereby designated "Series C Preferred Stock" and one million five hundred seventy-one thousand fifty-five (1,571,055) shares are hereby designated "Series D Preferred Stock." Any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock that are acquired by the Company, whether by redemption, purchase, conversion or otherwise, so that such shares are issued but not outstanding, may not be reissued as shares of any such series or as shares of the class of Preferred Stock. Upon the retirement of any such shares and the filing of a certificate of retirement pursuant to Sections 103 and 243 of the Delaware General Corporation Law with respect thereto, the shares of such series shall be eliminated and the number of shares of Preferred Stock shall be reduced accordingly. The rights, preferences, privileges and restrictions granted to and imposed upon the respective classes and series of the Corporation's capital stock are set forth below in Article B. Nothing in this Article A shall limit the Board of Directors' ability to designate and establish the rights, preferences, privileges and restrictions of the remaining authorized but unissued Preferred Stock of the Corporation.

    B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, restrictions and other matters relating to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are as follows:

        1. Definitions. For purposes of this Article B, the following definitions shall apply:

            (a) "Board" shall mean the Board of Directors of the Company.

            (b) "Company" shall mean this corporation, Talarian Corporation.

            (c) "Common Stock" shall mean the Common Stock, $0.001 par value of the Company.

            (d) "Dividend Rate" shall mean $0.05625 per share per annum for the Series A Stock, $0.081 per share per annum for the Series B Stock, $0.072 per share per annum for the Series C Stock, and $0.57286 per share per annum for the Series D Stock.


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            (e) "Original Issue Date" shall mean, for the Series A Stock, the date of the first issuance of the Series A Stock; for the Series B Stock, the date of the first issuance of the Series B Stock; for the Series C Stock, the date of the first issuance of the Series C Stock; and for the Series D Stock, the date of the first issuance of the Series D Stock.

            (f) "Original Issue Price" shall mean $0.625 per share for the Series A Stock, $0.90 per share for the Series B Stock, $0.80 per share for the Series C Stock, and $6.36515 per share for the Series D Stock.

            (g) "Preferred Stock" shall mean the Preferred Stock, $0.001 par value, of the Company, including, without limitation, the Series A Stock, Series B Stock, Series C Stock, Series D Stock and any series of Preferred Stock created by the Board pursuant to Article IV of the Company's Certificate of Incorporation.

            (h) "Redemption Price" shall mean, for the Series A Stock, $0.625 per share, plus all accrued but unpaid dividends on each share of Series A Stock; for the Series B Stock, $0.90 per share, plus all accrued but unpaid dividends on each share of Series B Stock; for the Series C Stock, $0.80 per share, plus all accrued but unpaid dividends on each share of Series C Stock; and for the Series D Stock, $6.36515 per share, plus all accrued but unpaid dividends on each share of Series D Stock.

            (i) "Series A Stock" shall mean the Series A Preferred Stock, $0.001 par value, of the Company.

            (j) "Series B Stock" shall mean the Series B Preferred Stock, $0.001 par value, of the Company.

            (k) "Series C Stock" shall mean the Series C Preferred Stock, $0.001 par value, of the Company.

            (l) "Series D Stock" shall mean the Series D Preferred Stock, $0.001 par value, of the Company.

            (m) "Subsidiary" shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

        Section 2. Dividends

            (a) Cumulative Dividends. The holders of the outstanding Preferred Stock shall be entitled to receive in cash, out of any funds legally available therefor, cumulative dividends at the Dividend Rate, payable quarterly on the last day of the third month of each calendar quarter when and as declared by the Board of Directors. Such dividends shall accrue as to each share of Preferred Stock from the date of initial issuance by the Company of such share; provided, however, that, in the case of shares of the Company issued in exchange for shares of Talarian Corporation, a California corporation (Talarian California) the date of initial issuance shall be the date of initial issuance of such shares by Talarian California, except for shares of Talarian California that were


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issued in exchange for shares of Talarian Corporation, a Maryland corporation,
(Talarian Maryland), for which the date of initial issuance shall be the date of initial issuance of such shares by Talarian Maryland. Such dividends shall accrue whether or not earned, and no dividends (other than a dividend payable solely in Common Stock) or other distributions shall be made with respect to the Common Stock, and no Common Stock shall be purchased by the Company (other than purchases of Common Stock from employees or consultants of the Company) until cumulative dividends on the Preferred Stock for all past dividend periods and the then current fiscal year shall have been paid or declared and a sum sufficient for the payment thereof set apart. Payment of any dividends to the holders of Preferred Stock shall be made pro rata, on an equal priority, pari passu basis, according to their respective dividend preferences as set forth above.

            (b) Further Dividends. After all cumulative dividends on the Preferred Stock at the Dividend Rate as provided above have been paid or declared and set apart for payment in any given fiscal year of the Company, if the Board shall elect to declare additional dividends out of funds legally available therefor, such additional dividends shall be declared in equal amounts per share on all shares of Common Stock and Preferred Stock (on an as-if-converted to Common Stock basis).

        Section 3. Liquidation Rights of Preferred Stock.

            (a) Preference. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary ("Liquidation"), the holders of the Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company legally available for distribution to its shareholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, an amount equal to the Original Issue Price per share plus an amount equal to all accrued and unpaid dividends thereon (the "Preference Amount"). If upon any Liquidation the assets to be distributed to the holders of the Preferred Stock shall be insufficient to permit the payment to such shareholders of the full Preference Amount, then all the assets of the Company to be distributed to shareholders shall be distributed among the holders of the then outstanding Preferred Stock pro rata, on an equal priority, pari passu basis, according to their respective Preference Amount as set forth herein.

            (b) Remaining Assets. If following the distribution of the full Preference Amount to the holders of the Preferred Stock there are assets of the Company remaining to be distributed, they shall be distributed ratably to the holders of the Common Stock then outstanding.

            (c) Reorganization. A consolidation or merger of the Company with or into any other corporation or corporations in which the holders of the Company's outstanding shares before the consolidation or merger do not retain a majority of the voting power in the surviving corporation on account of such shares, or a sale of all or substantially all the assets of the Company, shall be deemed a Liquidation as used in this Section 3.

            (d) Non-Cash Consideration. If the assets to be distributed by the Company pursuant to paragraphs (a) and (b) above are other than cash or securities, the value of such consideration shall be its fair market value as determined by the Board. Any securities to be delivered pursuant to paragraphs
(a) and (b) above shall be valued as follows:


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                (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                    (A) If traded on a national securities exchange or the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the earlier of (i) their delivery to the shareholders or (ii) the closing of any transaction described in paragraph (c); and

                    (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the earlier of (i) their delivery to shareholders or
(ii) the closing of any transaction described in paragraph (c); and

                    (C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company.

                (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in clauses
(i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

        Section 4. Voting Rights.

            (a) Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 6 hereof, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.

            (b) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

            (c) Election of Directors. With respect to the election of members of the Board, (i) the holders of the Series D Stock, voting as a separate class, shall be entitled to elect one member of the Board, (ii) the holders of the Series C Stock, voting as a separate class, shall be entitled to elect one member of the Board, (iii) the holders of the Series B Stock, voting as a separate class, shall be entitled to elect one member of the Board, (iv) the holders of Series A Preferred Stock and Common Stock, voting as a separate class, shall be entitled to elect two members of the Board, and (v) the holders of the Common Stock and the holders of the Series A Stock, Series B Stock and Series C Stock, voting together as a separate class, shall be entitled to elect two members of the Board.

        Section 5. Redemption.

            (a) Mandatory Redemption. This corporation shall redeem on December 31, 2002 and on December 31 of each successive year, at least one third (1/3) of the shares of each


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series of Preferred Stock outstanding at the close of business on November 1,
2002 from any source of funds legally available therefor, until all outstanding shares of Preferred Stock have been redeemed or converted as provided in Section 6; provided, however, that this corporation, at its sole option and discretion, may redeem greater numbers (including all) of the outstanding shares of Preferred Stock, at the price set forth in this subsection 5(a) at any time on or after December 31, 2002 upon notice given as set forth in Subsection 5(d) below, to the extent permitted by law. The price per share for any redemption of Preferred Stock made pursuant to this subsection 5(a) shall be the Redemption Price for such shares. If no funds or insufficient funds are legally available at the time of any Redemption Date (as defined below) to redeem all the shares of Preferred Stock then due to be redeemed, then any such unredeemed shares shall be carried forward and shall be redeemed (together with the other shares of Preferred Stock which are then scheduled to be redeemed) at the next such scheduled Redemption Date to the full extent of legally available funds of this corporation at such time. Notwithstanding the foregoing, the Company shall not redeem any shares pursuant to this Section 5 if holders of a majority of the outstanding Preferred Stock request in writing that the Company forego such redemption.

            (b) Partial Redemption. In the event of any redemption of only a part of the then outstanding Preferred Stock, for any reason, this corporation shall effect such redemption pro rata among all holders of Preferred Stock on an equal priority, pari passu basis, based on the Redemption Price of such shares.

            (c) Unredeemed Shares. Shares of Preferred Stock which are subject to redemption hereunder but which have not been redeemed due to insufficient legally available funds shall continue to be entitled to dividends, liquidation, conversion and all other rights, preferences, privileges and restrictions of the Preferred Stock until such shares have been converted or redeemed.

            (d) Mechanics of Redemption.

                (i) Notice; Procedure. At least thirty (30) but no more than sixty (60) days prior to the date fixed for any redemption of Preferred Stock (the "Redemption Date"), written notice (the "Redemption Notice") shall be mailed, postage prepaid, to each holder of record (at the close of business on the business day next preceding the date on which notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of this corporation for such holder or given by the holder to this corporation for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of this corporation is then located, notifying such holder of the redemption to be effected, specifying the Redemption Date, the Redemption Price, the place at which payment may be obtained and the date on which such holder's conversion rights set forth in Section 6 as to such shares terminate and calling upon such holder to surrender to this corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed. Except as provided in subsection 5(d)(ii), on or before the Redemption Date, each holder of Preferred Stock to be redeemed shall surrender to this corporation the certificate or certificates representing such shares of Preferred Stock, in the manner and at the place designated in the Redemption Notice, and thereupon the redemption price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled. If less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.



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                (ii) Effect of Redemption Date; Legally Available Funds. From
and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of such shares as holders of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of this corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, then all funds that are legally available shall be used to redeem such shares pro rata among the holders of Preferred Stock as described in subsection 5(b). The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

                (iii) Deposit of Redemption Price. Three (3) days prior to the Redemption Date, this corporation shall deposit the Redemption Price of all outstanding shares of Preferred Stock designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 and a rating of not less than "Prime-2" from Moody's Investors Services or an equivalent rating from any similar service as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed or converted. Simultaneously, this corporation shall deposit irrevocable instruction and authority to such bank or trust company to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price of such Preferred Stock to the holders thereof upon surrender of their certificates. Any monies deposited by this corporation pursuant to this subsection 5(d)(iii) for the redemption of shares which are thereafter converted into shares of Common Stock in accordance with Section 6 hereof shall be returned to this corporation forthwith upon such conversion. The balance of any monies deposited by this corporation pursuant to this subsection 5(d)(iii) remaining unclaimed at the expiration of six (6) months following the Redemption Date shall thereafter be returned to this corporation, provided that the shareholder to which such monies would be payable hereunder shall be entitled, upon proof of its ownership of the Preferred Stock and payment of any bond requested by this corporation, to receive such monies without interest from the Redemption Date.

            Section 6. Conversion.

            The holders of the Preferred Stock shall have the following conversion rights:

            (a) Right to Convert. Each share of Preferred Stock shall be convertible, at any time or from time to time at the option of the holder thereof, into fully paid and nonassessable shares of Common Stock as provided herein.

            (b) Conversion Price. Each share of Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the conversion price for such series of Preferred Stock that is in effect at the time of conversion (the "Conversion Price") into the Original Issue Price for such series of Preferred Stock. The initial Conversion Price for a series of Preferred Stock shall be the Original Issue Price for such series except for Series B Stock, for which the initial Conversion Price shall be $0.86369 per share. The Conversion Price shall be subject to adjustment from time to time as provided below.


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            (c) Mechanics of Conversion. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares and series of Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled pursuant to
Section 6(b) above and any rights such holder held to receive accrued and unpaid dividends on the shares of Preferred Stock being converted shall automatically terminate as of immediately prior to such conversion, without any payment being made in respect thereof. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

            (d) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date of a series of Preferred Stock effect a subdivision of the outstanding Common Stock, the Conversion Price for such Preferred Stock in effect immediately before that subdivision shall be proportionately decreased, and, conversely, if the Company shall at any time or from time to time after the Original Issue Date of a series of Preferred Stock combine the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price for such series of Preferred Stock in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection (d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (e) Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date of a series of Preferred Stock makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Price for such series of Preferred Stock that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection (e) to reflect the actual payment of such dividend or distribution.

            (f) Adjustments for Other Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date of a series of Preferred Stock makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of such series of Preferred Stock shall receive


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upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

            (g) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date of a series of Preferred Stock, the Common Stock issuable upon the conversion of such series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 6 or in Section 3(c)), then in any such event each holder of such series of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

            (h) Reorganizations. If at any time or from time to time after the Original Issue Date of a series of Preferred Stock there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 6 or in Section 3(c)), as a part of such capital reorganization provision shall be made so that the holders of such series of Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of such Preferred Stock after such capital reorganization to the end that the provisions of this Section 6 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

            (i) Sale of Shares Below Conversion Price.

                (1) If at any time or from time to time after the Original Issue Date of a series of Preferred Stock, the Company issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as otherwise provided in this Section 6, for an Effective Price (as hereinafter defined) less than the then effective Conversion Price for such series of Preferred Stock, then and in each such case the then existing Conversion Price for such series of Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to a price equal to the then existing Conversion Price multiplied by a fraction (i) the numerator of which shall be
(A) the number of shares of Common Stock Equivalents Outstanding (as hereinafter defined) at the close of


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business on the day next preceding the date of such issue or sale, plus (B) the number of shares of Common Stock that the aggregate consideration received (as defined in subsection (i)(3)) by the Company for the total number of Additional Shares of Common Stock so issued or sold would purchase at the Conversion Price then in effect, and (ii) the denominator of which shall be (A) the number of shares of Common Stock Equivalents Outstanding at the close of business on the day next preceding the date of such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold.

                (2) For the purpose of making any adjustment required under this subsection (i), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or Rights or Options (as hereinafter defined) to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

                (3) For the purpose of making any adjustment required under this subsection (i), if the Company issues or sells any rights, options or warrants to subscribe for, purchase or otherwise acquire (such rights, options or warrants being herein referred to as "Rights or Options"), either Common Stock or stock or other securities convertible into shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such shares of Common Stock is less than any Conversion Price then in effect, in each case the Company shall be deemed to have issued at the time of the issuance of such Rights or Options or Convertible Securities that number of Additional Shares of Common Stock equal to the maximum number of shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that

                    (A) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

                    (B) if the minimum amount of consideration payable to the Company upon the exercise or conversion of Rights or Options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and


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                    (C) if the minimum amount of consideration payable to the
Company upon the exercise or conversion of such Rights or Options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such Rights or Options or Convertible Securities.

        No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion of any such Convertible Securities. If any such Rights or Options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold on the exercise of such Rights or Options or rights of conversion of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

                (4) For the purpose of making any adjustment required under this subsection (i),

                    (A) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company, whether or not subsequently reacquired or retired by the Company, other than (1) shares of Common Stock issued or issuable upon conversion of the Preferred Stock, (2) shares of Common Stock issued to employees, officers, or directors of or consultants or advisers to the Company or any Subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board and (3) shares issued in connection with the merger of Talarian Corporation, a California corporation, into the Company;

                    (B) the "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this subsection (i), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this subsection (i), for such Additional Shares of Common Stock; and

                    (C) "Common Stock Equivalents Outstanding" shall mean all shares of Common Stock that are outstanding plus all shares of Common Stock issuable upon conversion of Preferred Stock or other convertible instruments or upon exercise of options or warrants or other rights to acquire Common Stock that are outstanding.

            (j) Certificate of Adjustment. In each case of an adjustment or readjustment of any Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Preferred Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Conversion Price at the time in effect, (3) the number of Additional Shares of Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock.

            (k) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any transfer of all or substantially all the assets of the Company to any other person or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying
(1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

            (l) Automatic Conversion.

                (1) Each share of Preferred Stock shall automatically be converted into shares of Common Stock based on the then effective Conversion Price immediately upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the aggregate public offering price equals or exceeds $7,500,000 and the public offering price per share of which equals or exceeds $4.00 per share (appropriately adjusted for subdivisions and combinations of shares of Common Stock and dividends on Common Stock payable in shares of Common Stock).

                (2) Upon the occurrence of any event specified in paragraph (1) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any rights such holder held to receive accrued and unpaid cumulative dividends on the shares of Preferred Stock being converted shall automatically terminate as of immediately prior to such automatic conversion, without any payment being made in respect thereof.

            (m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board as of the date of conversion.

            (n) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

            (o) Notices. Any notice required by the provisions of this Section 6 to be given to the holders of shares of Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

            (p) Payment of Taxes. The Company will pay all transfer taxes or charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, except for any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

            (q) No Impairment. The Company shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against dilution or other impairment.

        Section 7. Restrictions and Limitations.

            (a) Protective Provisions. As long as any of the Preferred Stock shall be issued and outstanding, the Company shall not, without first obtaining the approval (by vote or consent as provided by law) of the holders of more than 50% of the total number of shares of Preferred Stock then outstanding:

                (1) amend or repeal any provision of, or add any provisions to, the Company's Certificate of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any series of Preferred Stock;

                (2) authorize, create or issue shares of any class of stock having any preference or priority as to dividends or assets superior to, or on a parity with, any such preference or priority of any series of Preferred Stock;

                (3) reclassify any outstanding shares into shares having any preference or priority as to dividends or assets superior to, or on a parity with, such preference or priority of any series of Preferred Stock;

                (4) authorize additional shares of Preferred Stock;

                (5) repurchase shares of the Company's Common Stock except for the repurchase of shares of Common Stock issued to employees, officers, or directors of or consultants or advisers to the Company or any Subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

                (6) pay a dividend or make a distribution on the Common Stock of the Company, other than in shares of Common Stock;

                (7) effect a merger or consolidation of the Company, or sell all or substantially all of the assets of the Company;

                (8) increase the authorized number of directors above 7; or

                (9) amend this Section 7(a).

            (b) No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue.


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